EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2012, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nathan’s Famous, Inc. on Form 10-K for the year ended March 25, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 333-82760, effective February 14, 2002, File No. 333-101355, effective November 20, 2002, File No. 333-155171, effective November 7, 2008, and File No. 333-177736, effective November 4, 2011).

/s/ GRANT THORNTON LLP

New York, New York
June 7, 2012